                                                                  EXHIBIT (d)(8)

                         INVESTMENT ADVISORY AGREEMENT

       This Investment Advisory Agreement is made as of the 1st day of March, 1999 by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and BARCLAYS GLOBAL FUND ADVISERS, at 45 Fremont Street, San Francisco, California 94105 (hereafter "Adviser") and is effective as of March 1, 1999 (the "Effective Date").

       WHEREAS, the Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940;

       WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

       WHEREAS, Client and Adviser wish to enter into an agreement pursuant to which Adviser will provide such assistance to Client.

                                   AGREEMENTS:

       In consideration of the performance by the Adviser as Investment Adviser of certain assets held by the Vantagepoint Growth Fund, the Client has authorized the Adviser to manage the securities and other assets as follows:


1.     ACCOUNT

       The account with respect to which the Adviser shall perform its services shall consist of those assets of the Funds which the Client determines to assign to an account with the Adviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon notice to the Adviser, make additions to the Account and may, upon notice to the Adviser, make withdrawals from the Account.

2.     APPOINTMENT STATUS, POWERS OF ADVISER

       (a) Purchase and Sale. Client hereby appoints Adviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Adviser shall supervise and direct investment of the Account. Client hereby grants the Adviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Adviser will consult with Client, upon the request of the Client, concerning any transactions it makes with respect to the investment of the Account.

       (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Adviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds.

       (c) Voting. Unless otherwise instructed by Client, Adviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account.

3.     ACCEPTANCE OF APPOINTMENT

       Adviser accepts the appointment as an investment adviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Adviser under the provisions of this Agreement.

4.     INVESTMENT POLICIES

       (a) Investment Objectives. The Adviser will adhere to the investment objectives, guidelines, restrictions, and liquidity requirements of the Funds as specified by the Client on SCHEDULE A hereto, and as restated or modified from time to time by the Client in written notice to the Adviser.

       (b) Funds' Agreement and Declaration of Trust. The Adviser will adhere to all specific provisions established in the Funds' Agreement and Declaration of Trust and Registration Statement as filed with the Securities and Exchange Commission on Form N-lA ("Registration Statement), both of which are hereby incorporated by reference and made a part of this Agreement. The Client shall give written notice to the Adviser of any amendments to the Agreement and Declaration of Trust or Registration Statement, which amendments, upon their receipt by the Adviser, shall be binding on the Adviser.

       (c) Investment Adviser Guidelines. The Adviser shall use act in accordance with the specific statement of Investment Adviser Guidelines, SCHEDULE B, as

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restated or modified from time to time by the Client in written notice to the
Adviser. The Client retains the right, on written notice to the Adviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time.

       (d) Conflict in Policies. If a conflict in policies or guidelines referenced herein occurs, the Registration Statement shall govern for purposes of this Agreement.


5.     CUSTODY, DELIVERY, RECEIPT OF SECURITIES

       (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Adviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

       (b) Securities Transactions. All securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. The Adviser will notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will make reasonable efforts to affirm the trade within one (1) business day after the trade date (T+1).

       (c) Tri-Party Agreement. The Adviser is authorized to enter into Tri-Party Repurchase Agreements and sign the standard PSA tri-party agreement (the "Tri-Party Agreement") on behalf of the Client and the subcustodian thereunder is authorized to act as a subcustodian for the Account's assets involved in any tri-party repurchase agreement pursuant to such Tri-Party Agreement.


6.     RECORD KEEPING AND REPORTING

       (a) Records. Adviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it at all times upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Adviser and Client shall keep confidential the records and other information obtained by reason of this Agreement (including, with respect to Client, the

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investment information and transactions executed by Adviser). Upon termination of this Agreement, Adviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Adviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

       (c) Loss Reimbursement. Adviser shall reimburse the Account for any loss caused by Adviser's breach of the standard of care set forth in Section 12 that causes delay in the accurate daily pricing of the Fund(s), but Adviser shall not be responsible for the actions of other service providers, including broker-dealers, and it is understood that Adviser is not responsible for daily pricing of the Fund.

       (d) Monthly Reports. The Adviser shall also use best efforts to provide, in writing, preliminary performance numbers and a brief explanation of these results within a mutually agreeable time period after the end of each Calendar Month. The requested format will be as mutually agreed by Adviser and Client.

       (f) Reports on Request. Adviser shall make reasonable efforts to provide to Client promptly upon request any information available in the records maintained by Adviser relating to the Account.

7.     PURCHASE AND SALE OF SECURITIES

       (a) Selection of Brokers. Except to the extent otherwise instructed by Client, (it being understood that Client may, in its absolute discretion, direct portfolio transactions for which Adviser is responsible to any broker that Client may see fit), Adviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Adviser, but not with a person affiliated with Adviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate").

       (b) Best Execution. In placing such orders, the Adviser will give primary consideration to obtaining the most favorable price and efficient execution. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Adviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Adviser determines that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account.

       (c) Bunching Orders. Client agrees that Adviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Adviser, if in Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to Client by Adviser represents Adviser's evaluation that client is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

8.     INVESTMENT FEES

       (a) Fee Schedule. The compensation of the Adviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto.

       (b) Fee Computation. The Adviser's fee for each calendar quarter shall be calculated as set forth in Schedule C.

       (c) Fee Amendment. Fee rates may be changed from time to time by agreement between the Client and the Adviser; provided, however, that no increase in such rates shall be made during the first calendar year of this Agreement.

       (d) Pro Rata Fee. If the Adviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Adviser hereunder.

9.     BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

       The Adviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Adviser to be provided to Client hereunder are not to be deemed exclusive and Adviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Adviser and its members, Affiliates and employees, and Adviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Client. Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Adviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.    INSIDER TRADING POLICIES AND CODE OF ETHICS

       Adviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client, and any violation of such policies by personnel of the Adviser who provide services to the Fund shall be reported to the Client.


11.    INSURANCE

       At all times during the term of this Agreement, Adviser shall maintain, through its parent or otherwise, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate managed by Adviser for Client and for the Adviser's other clients.

12.    LIABILITY

       Adviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Adviser reasonably believes to be in the best interests of the Client. Adviser shall be liable to Client for any liability, damages or expenses of Client arising out of the gross negligence, bad faith or violation of applicable law by Adviser or any of its officers, employees or Affiliates in providing management under this Agreement. However, neither this provision nor any other provision of this Agreement shall constitute a waiver of limitation of any rights which Client may have under federal or state securities laws.

13.    TERM

       This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of those members of the Fund's Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.


14.    TERMINATION

       This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a breach of any provision thereof by the party so notified, or otherwise by Adviser upon sixty (60) days' written notice to the Client or by Client upon 60 days' written notice to Adviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Adviser's ownership change as provided in Paragraph 19, or upon the termination of the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.


15.    REPRESENTATIONS

       (a) Adviser hereby confirms to Client that Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Adviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Adviser in accordance with its terms.

       (b) Client hereby confirms to Adviser that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its tems.

16.    NOTICES

       Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                     CLIENT:
                     Vantagepoint Investment Advisers, LLC
                     Attention:   Legal Department
                     c/o ICMA Retirement Corporation
                     777 North Capitol Street, NE, Ste. 600
                     Washington, D.C. 20002-4240

                     ADVISER:
                     Barclays Global Fund Advisers
                     45 Fremont Street
                     San Francisco, California 94105
                     Attn: Steve Schantz

Each party may change its address by giving notice as herein required.



17.    SOLE INSTRUMENT

       This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.


18.    WAIVER OR MODIFICATION

       No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement.


19.    ASSIGNMENT AND OWNERSHIP CHANGE

       This Agreement shall automatically terminate in the event of its assignment. Adviser agrees to provide immediate written notice in the event of a change in control. Such an change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

20.    COUNTERPARTS

       This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.    CHOICE OF LAW

       This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws.

22.    YEAR 2000

       Adviser represents that it is taking all commercially reasonable steps to ensure that its ability to provide services under this Agreement will not be affected by the inability of any information technology product it uses to process data prior to, during, or after the calendar Year 2000 A.D.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON March 1, 1999 and make it effective on the date set forth.


CLIENT                                   ADVISER
Vantagepoint                             Barclays Global Fund Advisers
Investment Advisers, LLC

by:                                      by:



/S/ GIRARD MILLER                        /S/ MARCIA S. HAYES
-------------------------                -------------------------
(Signature)                              (Signature)


                                             Marcia S. Hayes
                                             Managing Director
-------------------------                -------------------------  Julia Lesage
Girard Miller, President                 (name, title)              Principal



Date:                                    Date:

                       ADDENDUM DATED March 1 1999 TO THE
                INVESTMENT ADVISORY AGREEMENT DATED March 1 1999



This addendum modifies and forms a part of the Investment Advisory Agreement (the "Agreement") dated March 1 1999, between Vantagepoint Investment Advisers, LLC, a Delaware corporation ("Client"), and Barclays Global Fund Advisers ("Adviser"), relating to the Vantagepoint Funds ("VF").

All terms used in this Addendum have the same meaning given to them in the Agreement unless specifically noted otherwise.

1. The assets of the Account to be managed by the Adviser under the Agreement and this Addendum are assets of the Overseas Equity Index Fund (the "Fund"), a portfolio of VF. For purposes of Section 8 (Fees) and Schedule C, all payments due to Adviser shall be solely made from the assets of the Fund.

2. All references in the Agreement and this Addendum to the Investment Policies to be followed by Adviser in managing the assets of the Fund are hereby deemed to include the Investment Policies set forth in the Agreement and any Schedules to the Agreement, as well as the Fund's current prospectus and statement of additional information as on file with the Securities and Exchange Commission.

3. The activities of the Client and the Adviser in managing the assets of the Fund pursuant to the Agreement and this Addendum shall in all instances be conducted subject to the supervision and direction of the Board of Directors of VF.

4. For purposes of Sections 8 (Fees), 12 (Liability), 13 (Term), 14 (Termination), 15 (Representation), 16 (Notices), 18 (Waiver or Modification), 19 (Assignment and Change in Control), and 22 (Year 2000) of the Agreement, as well as for purposes of Schedule C of the Agreement, VF is hereby made a party to the Agreement and shall be entitled to all notices, protections and rights set forth in those Sections and in Schedule C to which Client is entitled.

5. For purposes of the Agreement and this Addendum, Client and Adviser hereby agree to maintain all books and records relating to VF that are required to be maintained in accordance with good practice, applicable federal and state securities laws, including the Investment Company Act of 1940 and or the Investment Advisers Act of 1940, and such reasonable instructions as shall be provided to Adviser by Client from time to time.

6. Adviser shall furnish Client and the Board of Directors of VF such periodic and special reports and information as either of them may request, including such information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Adviser with respect to assets of VF.

7. For purposes of the Agreement and this Addendum, the value of the assets of the Fund managed by Adviser shall be calculated in accordance with the procedures for determining net asset value per share ("NAV") set forth in the Fund's prospectus and statement of additional information.

8. Section 6 is hereby amended as follows:

   a. 6(a) is amended beginning on line 8 and ending on line 9 by deleting the parentheses and all language with in the parentheses;
   b.   6(b) is deleted in its entirety;
   c. 6(c) is redesignated 6(b) Reconciliations, the first sentence is deleted;
   d.   6(d) is changed to 6(c); and
   e.   6(e) is deleted and 6(f) is changed to 6(d).

9. Section 8, Investment Fees, is amended by deleting 8(b) and 8(c) in their entirety and by redesignating 8(d) as 8(b).

10.  Section 15, Representations, is amended by the insertion of 15(c) below:

        "(c) Adviser hereby acknowledges that VF is registered as an open end investment company under the Investment Company Act of 1940 and is subject to taxation as a regulated investment company under the Internal Revenue Code; Adviser hereby represents that it is familiar with the requirements of such laws and the rules and regulations thereunder as they apply to VF and has systems and procedures in place reasonably designed to permit Adviser, Client, and VF to comply with such requirement."


11. Section 5(b) is deleted.

12. Section 7(a) is amended by deleting the phrase "Except to the extent otherwise instructed by Client, (it being understood that Client may, in its absolute discretion, direct portfolio transactions for which Adviser is responsible to any broker that Client sees fit),".

13. A new Section 23 is added to read as follows:

        "Section 23. Suspension of Performance. Neither Client nor Adviser shall bear responsibility for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, flood, civil commotion, insurrection, labor difficulty, including without iimitation, any strike, or other work stoppage or slow down, severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

14. A new Section 24 is added to read as follows:

        "Section 24. Futures and Options. The Adviser's investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

The Adviser will: (i) open and maintain brokerage accounts for financial futures and options (such account hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Adviser may, using such of the securities and other property in the Brokerage Accounts as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE "COMMISSION") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

The Fund represents and warrants that it is a "qualified eligible client" within the meaning of CFTC Regulations Section 4.7 and, as such, consents to treat the Fund in accordance with the exemption in CFTC Regulations Section 4.7(b).

                                   SCHEDULE A
                             THE VANTAGEPOINT FUNDS

                                   GROWTH FUND


                        STATEMENT OF INVESTMENT POLICIES


These Investment Policies and Guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the Growth Fund by Vantagepoint Investment Advisers, LLC ("VIA"). They may be reviewed and revised at the discretion of the Directors of the Vantagepoint Funds (the "Directors"). VIA is responsible for the monitoring and appointment of Advisers to handle the day-to-day investment of assets assigned to them.


I.      GENERAL DESCRIPTION AND GOALS

        The Growth Fund seeks long-term growth of capital by investing primarily in common stocks with above average growth potential. Dividend income is incidental to the overall growth objective.


 II.    STRUCTURE

        The assets of the Growth Fund shall be managed by two or more Advisers. The Advisers may be retained to manage separate accounts under discretionary investment advisory contracts. Each Adviser will be selected for its individual investment management expertise and each will operate independently of the others. Each Adviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or a Bank, Insurance Company or Trust Company exempt as such from registration.

        Each Adviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be recommended by VIA and approved by the Directors. Advisers will be obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets.

 III.   INVESTMENT STRATEGY

        VIA shall select Advisers that represent a variety of portfolio management approaches and investment disciplines. These investment approaches will be combined in a complementary manner to effectively achieve the investment objective of the Fund. The Fund as a whole will be more diversified than each individual Adviser's portfolio.


                                             VIA Fund Guidelines - March 1, 1999

        Investment strategies employed by the Advisers included in the Growth Fund may include:

            - equity securities of U.S. issuers including small and micro-capitalization growth stocks,
            - securities issued by companies that are "distressed" or "out of favor",
            - securities issued by foreign companies including companies located in or doing business in emerging markets,
            -  commodities,
            - securities of companies that fluctuate with the value of commodities such as precious metals,
            -  short selling,
            -  purchasing and writing options,
            -  futures contracts, and
            -  leverage.

        Certain of the above strategies are not permitted or their use is limited under the Investment Guidelines for the individual Advisers.


 IV.    PERFORMANCE BENCHMARKS

        Performance benchmarks will be established for the Fund. These benchmarks will be recommended by VIA and adopted by the Directors and will be reviewed and revised as appropriate from time to time. The current performance benchmarks for the Fund are appended to this document as Exhibit I.


 V.     DIRECTOR REVIEW

        VIA will report periodically to the Directors on performance of the Fund against benchmarks and on Adviser results and will evaluate for the Directors the overall performance of the Fund relative to its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.



                                             VIA Fund Guidelines - March 1, 1999

INVESTMENT GUIDELINES

I.      ELIGIBLE INVESTMENTS

        A. EQUITY SECURITIES: U.S. and non-U.S. common stock (including shares of closed-end funds), preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

        B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturity less than one year, short term accounts managed by a custodian institution, or the Retirement Corporation Sweep Account.

        C. FIXED INCOME: Fixed income and convertible fixed income securities.

        D.      FINANCIAL FUTURES: Equity index futures.

        E. ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                        -  Portfolio turnover.

                        -  Realized gains and losses.

        F.      ELIGIBLE INVESTMENT LIMITS

                                              MINIMUM      NORMAL RANGE    MAXIMUM
                                              -------      ------------    -------
                Equity securities               50%           80-100%       100%
                Cash and cash equivalents        0%             0-20%        50%
                Fixed income securities          0%              0-5%        10%


II.     PROHIBITED PRACTICES AND SECURITIES

        A.      Securities for which there is no established trading market.

        B. Securities issued by the Advisers of the Fund or their affiliates.

        C.      General partner interests.

        D. Direct investments in oil, gas, or other mineral exploration or development programs.

        E. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.


                                             VIA Fund Guidelines - March 1, 1999

        F. Commingled funds; this does not preclude investment in mutual funds up to 10% of the Fund's market value at the time of purchase.

        G. Acquisition of securities that would cause exposure to non-equity holdings to exceed 35% of the Fund's market value at the time of purchase.

        H. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the Fund's market value at the time of purchase.

        I. In the absence of prior consent of VIA, acquisition of securities of an issuer that would cause more than 5% of the Fund to be invested in such securities.

        J. In the absence of prior consent of VIA, acquisition of more than 5% of the outstanding shares of any class of equity securities.


III.    SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

        Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.


IV.     SECURITIES LENDING

        Nothing herein shall prevent loans of securities in the Growth Fund pursuant to an established securities lending program conducted by the Fund's custodian.




                                             VIA Fund Guidelines - March 1, 1999

                                   SCHEDULE B
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                                   GROWTH FUND

                              INVESTMENT GUIDELINES
                                       FOR

                          BARCLAYS GLOBAL FUND ADVISORS

                                  MARCH 1, 1999


Barclays Global Fund Advisors invests in a statistically selected sample of equity securities that are included in the Standard & Poor's/BARRA MidCap Growth Index. The capitalization-weighted investment characteristics of the Fund will approximate those of the Index and Fund performance will be highly correlated with that of the Index. Using cost-effective strategies, the Fund is expected to provide performance that tracks that of the Index within acceptably small period-to-period variances, both positive and negative.


I.      ELIGIBLE INVESTMENTS

        A. EQUITY SECURITIES: Common stock of companies included in the Standard & Poor's/BARRA MidCap Growth Index.

        B. CASH/CASH EQUIVALENTS: U.S. Treasury obligations with maturities less than one year; short term accounts or securities managed by the custodian institution.

        C.      OTHER INVESTMENTS: Securities index futures.

        D. ELIGIBLE INVESTMENT LIMITS: The Fund will be fully invested at all times in a combination of equity securities and equity index futures contracts except for a cash balance maintained to fund redemption requests.


II.     PROHIBITED PRACTICES AND SECURITIES

        A.      Short sales.

        B.      Options.

        C.      Commodities except for security index futures contracts.

        D.      Securities for which there is no established trading market.



                                          VIA Adviser Guidelines - March 1, 1999

        E. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

        F.      Securities offered by the Adviser or its affiliates.

        G.      General partner interests.

        H. Direct investments in oil, gas, or other mineral exploration or development programs.

        I. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

        J. Acquisition of securities of an issuer that would cause more than 5% of the portfolio at the time of purchase to be invested in such securities.

        K. Acquisition of more than 5% of the outstanding stock of an issuer.

        L. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase.

        M.      Commingled and registered mutual funds.

        Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.    SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

        Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.     PERFORMANCE BENCHMARK AND MONITORING CRITERIA

        The standards outlined in this section are subject to review by VIA as and when appropriate.

        A.      PERFORMANCE BENCHMARK

                The performance of the Fund will be measured gross of fees against the STANDARD & POOR'S/BARRA MIDCAP GROWTH INDEX. Performance should track that of the Index within acceptably small period-to-period variances, both positive and negative.




                                          VIA Adviser Guidelines - March 1, 1999

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC


                                  FEE SCHEDULE
                                       FOR
                          BARCLAYS GLOBAL FUND ADVISORS

The Adviser's quarterly fee shall be calculated based on the average daily market value of the assets under management as provided by the Custodian, based on the following annual rate.

                                            Growth Fund
                             $500 million                 0.04 percent
                             Next $500 million            0.02 percent
                             Over $1,000 million          0.01 percent


EXAMPLE OF FEE CALCULATION (HYPOTHETICAL AMOUNTS)
        January 1, 1999               $190,000,000        End-of-Day Market Value
        January 2, 1999               $190,678,462        End-of-Day Market Value
        January 3, 1999               $190,796,123        End-of-Day Market Value
        ...
        March 29, 1999                $194,512,214        End-of-Day Market Value
        March 30, 1999                $194,720,978        End-of-Day Market Value
        March 31, 1999                $194,901,556        End-of-Day Market Value

        Quarterly Daily Average       $192,601,555

        $100 million                  0.50 percent        $500,000
        Next $100 million             0.45 percent        $416,707
        Over $200 million             0.40 percent        ---------
        Annual Fee                                        $916,707

        One-Fourth Annual Fee                             $229,177




                                                VIA Fee Schedule - March 1, 1999

                                    EXHIBIT I
                                     TO THE
               STATEMENT OF INVESTMENT POLICIES AND GUIDELINES OF
                                 THE GROWTH FUND

                                  MARCH 1, 1999


The following standards will be used to measure the performance of the Growth
Fund:


 A.     BENCHMARKS

        1. The performance benchmarks for the Growth Fund are the STANDARD & POOR's MIDCAP 400 INDEX and STANDARD & POOR's/BARRA MIDCAP GROWTH INDEX. These benchmarks will be used to measure the Fund's performance net of Adviser fees.

        2. A peer group benchmark for the Growth Fund will consist of mutual funds with characteristics similar to the Growth Fund. The peer group will be used to measure the Fund's performance relative to other funds with a similar investment approach. The peer group benchmark will measure Fund performance net of all fees and expenses except the Retirement Corporation plan administration fee.

        3. The Lipper Growth Index, selected by Lipper Analytical Services, will serve as the performance benchmark for participant returns, net of all fees and expenses. In assessing performance against this benchmark, it will be taken into consideration that Lipper Analytical Services may change the composition of the Index.


 B.     TIME HORIZON

        The time horizon for performance measurement will be one, three, and five years.

        One Year:
        Performance relative to any benchmark established for the Growth Fund will vary over one year periods and rather wide performance variance over short time periods is expected and acceptable. However, if such variance is determined to be caused by systemic issues, action may be appropriate.

        Three and Five Years:
        Performance of the Growth Fund should track market and universe benchmarks more closely as the evaluation period lengthens. The ideal performance objective for the Growth Fund is to exceed the returns of all relevant benchmarks; however, shortfalls over various time periods should be expected in some cases. Underperformance against a



                                             VIA Fund Guidelines - March 1, 1999
        single benchmark over an extended period may be acceptable, particularly if other benchmarks have been exceeded.


 C.     INVESTMENT CHARACTERISTICS

        The Growth Fund may have investment characteristics which differ from the general market, as measured by the Standard & Poor's 500 Index. For the total Fund, these would include, but are not limited to:

                      CHARACTERISTIC              RELATIVE TO S&P 500 INDEX
            Beta                                        Higher
            Capitalization                              Lower
            Dividend Yield                              Lower
            Hist. 5 year EPS Growth                     Higher
            Price to Earnings Ratio                     Higher
            Standard Deviation                          Higher


                                             VIA Fund Guidelines - March 1, 1999

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC


                                  FEE SCHEDULE
                                       FOR
                          BARCLAYS GLOBAL FUND ADVISOR


The Advisor's quarterly fee shall be calculated based on the average daily net assets of the assets under management as provided by the Custodian, based on the following annual rate.

                       First $1 billion             0.015 percent
                       Over $1 billion              0.010 percent





Effective October 1, 2000

                                               ---------------------------------
                                                                   ANGELA SAMSON
                                                          Telephone 415 597 2616
                                                          Facsimile 415 618 1795
                                                    Group Facsimile 415 597 2549
                                                angela.samson@barclaysglobal.com







                                                       -------------------------
                                                       BARCLAYS GLOBAL INVESTORS

                       AMENDMENT TO SUBADVISORY AGREEMENT




The subadvisory agreement between The Vantagepoint Funds, Vantagepoint Investment Advisers and Barclays Global Fund Advisors dated March 1, 1999 is hereby amended by replacing Schedule C to the agreement with the attached Schedule C.

CLIENT                                                  SUBADVISER
Vantagepoint Investment Advisers, LLC                   Barclays Global Fund Advisors

by:                                                     by:


/s/ GIRARD MILLER                                       /s/ DANEIL J. DOTY
------------------------------                          ---------------------------------
(Signature)                                             (Signature)

                                                        Daneil J. Doty, Principal
------------------------------                          ---------------------------------
Girard Miller, President                                (Name, Title)


Date: 10-1-2000                                         Date: 11/9/00


                                                        by:


                                                        /s/ MICHAEL LATHAN
                                                        ---------------------------------
                                                        (Signature)

                                                        Michael Lathan, Managing Director
                                                        ---------------------------------
                                                        (Name, Title)


                                                        Date: 11/13/00

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC


                                  FEE SCHEDULE
                                       FOR
                          BARCLAYS GLOBAL FUND ADVISORS


The Advisor's quarterly fee shall be calculated based on the average daily net assets of the assets under management as provided by the Custodian, based on the following annual rate.

                      First $1 billion             0.015 percent
                      over $1 billion              0.010 percent







Effective October 1, 2000